Exhibit 23.2

September 8, 2017

Board of Trustees

Slovak Savings Bank (SSB Bank)

2470 California Avenue

Pittsburgh, Pennsylvania 15212

Members of the Board of Trustees:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission, the Notice of Mutual Holding Company Reorganization and any amendments thereto, to be filed with the Pennsylvania Department of Banking and Securities and the Notice of Intent to Convert, and any amendments thereto, to be filed with the Federal Deposit Insurance Corporation. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights and liquidation rights in such filings including the prospectus of SSB Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com